Amendment to Convertible Debentures

THIS AGREEMENT, dated as of March 24, 2011 between mPhase Technologies, Inc., a New Jersey Corporation having an address at 587 Connecticut Avenue, Norwalk, Ct. 06854 (the "Company" and JMJ Financial;

WHEREAS, the Company is a publicly-traded company whose stock is traded on the over-the counter bulletin board under the ticker symbol ("XDSL");

WHEREAS, the Company has issued and outstanding to JMJ as holder the convertible notes (the "Convertible Notes) listed on Schedule A hereto;

WHEREAS, the Company and JMJ each desire to amend the terms of all of the Convertible Notes as set forth herein;

NOW, THEREFORE, in consideration of the mutual premises set forth herein the parties hereto agree as follows:

1. Notwithstanding any to the contrary contained in the Convertible Notes, for a period of 180 days from date of this Agreement, the Company shall not be obligated to take an additional funding from JMJ if the conversion price as determined under the terms of each of the Convertible notes into shares of common stock is less than$.01 per share.

2. The Company may, in its sole discretion waive the provisions of this Agreement in order to secure additional funding from JMJ under the Convertible Notes waive this provision at any time through the maturity date of the Convertible Debentures.

3. This Agreement shall be governed by the laws of the State of Florida and amends all prior written and oral agreements. This agreement may not be amended except by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first-above written.

mPhase Technologies, Inc.

Martin Smiley

By: Martin Smiley

EVP, CFO and General Counsel

JMJ Finacial

By: Its Principal